                                                                      EXHIBIT 12


                                                                  3 Months      3 Months         6 Months       6 Months
                                                                   Ended         Ended            Ended          Ended
                                                                  June 30,      June 30,         June 30,       June 30,
                                                                    1999          1998             1999           1998
                                                                   ------       --------          ------        --------
                                                                                 (in 000's, except ratios)

RATIO OF EARNINGS TO FIXED CHARGES

         Income before income taxes and extraordinary item          8,473       (234,739)         (3,477)       (491,239)
         Interest                                                  20,259         18,665          40,149          29,353
         Preferred Stock Dividends                                  4,025          4,025           8,051           4,025
         Bond discount amortization (a)                                --             --              --              --
         Loan cost amortization                                       832            606           1,601           1,002
                                                                   ------       --------          ------        --------
         Earnings                                                  33,589       (211,443)         46,324        (456,859)

         Interest expense                                          20,259         18,665          40,149          29,353
         Capitalized interest                                         967          1,569           2,017           3,821
         Preferred Stock Dividends                                  4,025          4,025           8,051           4,025
         Bond discount amortization (a)                                --             --              --              --
         Loan cost amortization                                       832            606           1,601           1,002
                                                                   ------       --------          ------        --------
         Fixed Charges                                             26,083         24,865          51,818          38,201
         Ratio                                                       1.29          (8.50)           0.89          (11.96)

(A)      Bond discount excluded since its included in interest expense

         Insufficient coverage                                         --        236,308           5,494         495,060
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